Exhibit 99.1

Astec Industries, Inc.
News Release
  1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS THIRD QUARTER RESULTS

CHATTANOOGA, Tenn. (October 20, 2009) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for its third quarter ended September 30, 2009.

Revenues for the third quarter of 2009 were $166.1 million compared with $237.4 million for the third quarter of 2008 for a 30.0% decrease.  Domestic sales were $101.3 million during the third quarter of 2009 compared to $135.3 million during the third quarter of 2008.  International sales were $64.8 million during the third quarter of 2009 compared to $102.1 million during the third quarter of 2008.  The Company reported net income attributable to controlling interest of $3.3 million for the third quarter of 2009 compared to net income attributable to controlling interest of $16.0 million for the third quarter of 2008 for a decrease of 79.4%.  Net income attributable to controlling interest for the third quarter of 2009 was $0.15 per diluted share compared to $0.71 per diluted share for the third quarter of 2008 for a 78.9% decrease.

The Company’s backlog at September 30, 2009 was $144.3 million compared to $261.9 million at September 30, 2008 for a 44.9% decrease.

Consolidated financial statements for the third quarter ended September 30, 2009 and additional information related to segment revenues, profits, and backlog are attached to this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, “We are disappointed with our third quarter results.  We experienced a continued downturn in total revenues during the third quarter.  The downturn, however, is not consistent across our segments.  For example, the Mobile Asphalt Paving Group third quarter revenues are up 31.5% compared to the third quarter of last year, but the Underground is down 58.1%.  With these differences, we have attempted to rightsize each subsidiary and are generally pleased with the gross margins of most segments.  S,G,&A expenses have been reduced, but, given the soft sales, S,G,&A is still a higher percentage of sales than our goal.  We continue to aggressively develop new products with resulting higher R&D expenses.”

“The failure of Congress to renew the Highway Bill creates uncertainty about future funding impacting capital equipment purchasing behavior.  Additionally, continued softness in the residential and commercial real estate markets is resulting in the under utilization of customer equipment and less need for additional or replacement equipment.  The stimulus packages passed earlier in the year are clearly helping the Mobile Asphalt Paving Group and other segments, but are not enough to counter the continuing economic downturn and the uncertainty around the Highway Bill.   Until Congress settles on a new Highway Bill, we expect to see little improvement in domestic sales during the fourth quarter of 2009 and next year.”

“International sales declined in total dollars and as a percentage of total sales.  Nonetheless, more than 50% of our September 30 backlog is international orders.  Approximately 25 foreign countries have instituted stimulus packages and the weak U.S. dollar should favorably impact international sales.”

Dr. Brock continued, “Visibility in the market and trends is very limited.  The fourth quarter is normally our least profitable quarter of the year.    We will manage the company for the long-term and control costs.  We have no debt and $36 million of cash and cash equivalents, and will continue to manage our assets.  Our strong balance sheet gives us the opportunity to develop new products and to consider acquisitions as they become available.”

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on October 20, 2009, at 10:00 A.M. Eastern Time to review its third quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/conferencecalls.  An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, November 3, 2009, by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 335140.  A transcription of the conference call will be made available under the Investor Relation section of the Astec Industries, Inc. website within 5 days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.  Astec also has a company engaged in the wood chipping and grinding industry.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company’s financial performance for 2009, the ability to control costs and maintain or improve margins, the state of the U.S. economy, the effect of a renewed Highway Bill, increases in demand for certain products, the effect of  domestic and international stimulus packages, the continued strength or weakness of various business units,  and international sales.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, downturns in the general economy or the commercial construction industry, the cyclical nature of the commercial, construction industry and the customization of the equipment the Company sells,  increases in the price of oil or decreases in the availability of oil, increases in the price of raw materials, a failure to comply with covenants in the Company’s credit agreement, contingent liability for certain customer debt, rising interest rates, rising steel and steel component pricing, delayed or decreased funding for highway construction and maintenance, increased government regulation, managing and expanding in international markets, the timing of large contracts, the costs of introducing new equipment systems, the Company’s production capacity,  demand for the Company’s products, seasonality of sales volumes, competitive activity and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2008.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail: mhall@astecindustries.com
or
Stephen C. Anderson
Secretary / Director of Investor Relations
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  sanderson@astecindustries.com

Astec Industries, Inc.

Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Sept 30	Sept 30
	2009	2008
Assets
Current assets
Cash and cash equivalents	$36,149	$28,839
Receivables, net	65,033	93,912
Inventories	263,705	249,378
Prepaid expenses and other	22,067	17,158
Total current assets	386,954	389,287
Property and equipment, net	169,559	147,822
Other assets	49,901	68,368
Total assets	$606,414	$605,477
Liabilities and equity
Current liabilities
Accounts payable - trade	$36,444	$55,115
Other accrued liabilities	75,823	88,131
Total current liabilities	112,267	143,246
Other non-current liabilities	28,387	25,405
Total equity	465,760	436,826
Total liabilities and equity	$606,414	$605,477

Astec Industries, Inc.
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept 30		Sept 30
	2009	2008	2009	2008
Net sales	$166,084	$237,443	$560,231	$778,218
Cost of sales	131,367	178,640	439,264	586,906
Gross profit	34,717	58,803	120,967	191,312
Selling, general, administrative & engineering expenses	30,433	34,269	93,466	106,638
Income from operations	4,284	24,534	27,501	84,674
Interest expense	66	276	418	528
Other income, net of expenses	471	260	1,614	1,099
Income before income taxes	4,689	24,518	28,697	85,245
Income taxes	1,320	8,512	10,157	30,593
Net income	3,369	16,006	18,540	54,652
Net income attributable to noncontolling interest	25	44	16	99
Net income attributable to controlling interest	$3,344	$15,962	$18,524	$54,553

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.15	$0.72	$0.83	$2.45
Diluted	$0.15	$0.71	$0.82	$2.41

Weighted average common shares outstanding
Basic	22,453,073	22,289,973	22,439,635	22,270,121
Diluted	22,735,064	22,600,978	22,711,526	22,595,174

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended September 30, 2009 and 2008
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2009 Revenues	44,556	55,865	36,814	16,939	11,910	166,084
2008 Revenues	56,658	90,268	27,993	40,443	22,081	237,443
Change $	(12,102)	(34,403)	8,821	(23,504)	(10,171)	(71,359)
Change %	(21.4%)	(38.1%)	31.5%	(58.1%)	(46.1%)	(30.1%)

2009 Gross Profit	10,769	12,691	9,148	784	1,325	34,717
2009 Gross Profit %	24.2%	22.7%	24.8%	4.6%	11.1%	20.9%
2008 Gross Profit	17,045	20,402	6,547	11,318	3,491	58,803
2008 Gross Profit %	30.1%	22.6%	23.4%	28.0%	15.8%	24.8%
Change	(6,276)	(7,711)	2,601	(10,534)	(2,166)	(24,086)

2009 Profit (Loss)	4,045	2,811	4,281	(3,007)	(4,505)	3,625
2008 Profit (Loss)	10,675	10,773	1,465	6,583	(11,948)	17,548
Change $	(6,630)	(7,962)	2,816	(9,590)	7,443	(13,923)
Change %	(62.1%)	(73.9%)	192.2%	(145.7%)	62.3%	(79.3%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows:

	For the three months ended September 30
	2009	2008
Total profit for all segments	$3,625	$17,548
Net income attributable to noncontrolling interest in subsidiary	(25)	(44)
Elimination of intersegment profit	(256)	(1,542)
Net income attributable to controlling interest	$3,344	$15,962

Astec Industries, Inc.
Segment Revenues and Profits
For the nine months ended September 30, 2009 and 2008
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2009 Revenues	197,385	162,893	105,077	54,331	40,545	560,231
2008 Revenues	200,572	273,753	130,180	109,298	64,415	778,218
Change $	(3,187)	(110,860)	(25,103)	(54,967)	(23,870)	(217,987)
Change %	(1.6%)	(40.5%)	(19.3%)	(50.3%)	(37.1%)	(28.0%)

2009 Gross Profit	49,860	37,165	24,501	3,820	5,621	120,967
2009 Gross Profit %	25.3%	22.8%	23.3%	7.0%	13.9%	21.6%
2008 Gross Profit	54,652	66,087	32,696	26,728	11,149	191,312
2008 Gross Profit %	27.2%	24.1%	25.1%	24.5%	17.3%	24.6%
Change	(4,792)	(28,922)	(8,195)	(22,908)	(5,528)	(70,345)

2009 Profit (Loss)	27,325	8,532	10,632	(9,589)	(18,320)	18,580
2008 Profit (Loss)	33,964	32,942	16,030	11,972	(38,724)	56,184
Change $	(6,639)	(24,410)	(5,398)	(21,561)	20,404	(37,604)
Change %	(19.5%)	(74.1%)	(33.7%)	(180.1%)	52.7%	(66.9%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows:

	For the nine months ended September 30
	2009	2008
Total profit for all segments	$18,580	$56,184
Net income attributable to noncontrolling interest in subsidiary	(16)	(99)
Elimination of intersegment profit	(40)	(1,532)
Net income attributable to controlling interest	$18,524	$54,553

Astec Industries, Inc.
Backlog by Segment
September 30, 2009 and 2008
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2009 Backlog	76,328	54,693	4,346	2,947	5,968	144,282
2008 Backlog	130,688	104,364	974	14,841	10,988	261,855
Change $	(54,360)	(49,671)	3,372	(11,894)	(5,020)	(117,573)
Change %	(41.6%)	(47.6%)	346.2%	(80.1%)	(45.7%)	(44.9%)